Exhibit 10.63
National Consumer Cooperative Bank

Sixth Amendment and Limited Waiver
Dated as of March 31, 2009
to
NOTE PURCHASE AND UNCOMMITTED MASTER SHELF AGREEMENT
Dated as of December 28, 2001

Sixth Amendment and Limited Waiver
     This Sixth Amendment and Limited Waiver dated as of March 31, 2009 (the or this “Sixth Amendment”) to the Note Purchase and Uncommitted Master Shelf Agreement dated as of December 28, 2001, is between National Consumer Cooperative Bank (d/b/a/ NCB), a banking corporation chartered pursuant to the National Consumer Cooperative Bank Act, as amended, 12 U.S.C. §§3001-3051 (the “Company”), and each of the institutions which is a signatory to this Sixth Amendment (collectively, the “Noteholders”).
R e c i t a l s:
     A. The Company and each of the Noteholders have heretofore entered into the Note Purchase and Uncommitted Master Shelf Agreement, dated as of December 28, 2001, as amended by a First Amendment, dated as of December 9, 2003, a Second Amendment, dated as of December 28, 2004, a Third Amendment, dated as of December 28, 2006, a Fourth Amendment dated as of December 31, 2007 and a Fifth Amendment dated as of February 25, 2008 (as so amended and in effect on the date hereof, the “Note Agreement”).
     B. The Company has heretofore issued (i) $55,000,000 of its 5.62% Senior Notes due December 28, 2009 (the “Existing 2009 Notes”), and (ii) $50,000,000 of its 5.60% Senior Notes due December 28, 2010 (the “Existing 2010 Notes”; and together with the 2009 Notes, collectively, the “Existing Notes”).
     C. The Company entered into that certain Credit Agreement dated as of May 1, 2006 (the “Credit Agreement”), by and among the Company, SunTrust Bank, as administrative agent (“Bank Lender Agent”), and the other lenders party thereto.
     D. The Company has informed the Noteholders that NCB, FSB (the “Thrift”) failed to have Thrift Net Income of at least $3,500,000 for the fiscal quarter ending December 31, 2008 in violation of Section 6.9(j) of the Credit Agreement, which Section 6.9(j) is incorporated by reference in the Note Agreement pursuant to paragraph 5G (the “Specified Default”);
     E. The Company has requested that the Noteholders waive the Specified Default and that the Noteholders amend certain provisions of the Note Agreement and the Existing Notes (defined below) on the terms and conditions contained herein.
     F. The Company and the Noteholders now desire to amend the Note Agreement and the Existing Notes in the respects, but only in the respects, hereinafter set forth.
     G. Capitalized terms used herein shall have the respective meanings ascribed thereto in the Note Agreement (as amended hereby) unless herein defined or the context shall otherwise require.
     H. All requirements of law have been fully complied with and all other acts and things necessary to make this Sixth Amendment a valid, legal and binding instrument according to its terms for the purposes herein expressed have been done or performed.

     Now, therefore, upon the full and complete satisfaction of the conditions precedent to the effectiveness of this Sixth Amendment set forth in Section 4.1 hereof, and in consideration of good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Company and the Noteholders do hereby agree as follows:
Section 1. Amendments to Existing Notes.
     Section 1.1. Subject to the satisfaction of the conditions set forth in Section 4 and in reliance on the representations and warranties set forth in Section 7, each of the Existing Notes 2009 Notes is hereby, without any further action required on the part of any other Person, deemed to be automatically amended to conform to and have the terms provided in (x) with respect to the Existing 2009 Notes, Exhibit A-1 attached hereto and (y) with respect to the Existing 2010 Notes, Exhibit A-2 attached hereto (except, in each case, that the principal amount, original issue date, registration number and the payee of each such Existing Note shall remain unchanged). Any Note issued on or after the Sixth Amendment Effective Date shall be in the applicable form of Exhibit A-1 or Exhibit A-2.
     Section 1.2. Within 30 days after the Sixth Amendment Effective Date, the Company will deliver to Noteholders’ special counsel, Bingham McCutchen LLP, at One State Street, Hartford, CT 06103, one or more Notes in the applicable form, in the denominations and of the series, as may be requested by any such holder, dated as of the original issue date thereof, and payable to such holder of Notes or as otherwise requested by such holder, against delivery by such holder of Notes of the Existing Notes held by it. Bingham McCutchen LLP will forward each of the Notes to the holders of Notes, and will forward the Existing Notes to the Company for cancellation. All amounts owing under, and evidenced by, any Existing Note as of the Sixth Amendment Effective Date shall continue to be outstanding under, and shall after any exchange referred to above be evidenced by, the Note or Notes issued in exchange therefor, and shall be repayable in accordance with this Sixth Amendment and such Note or Notes.
Section 2. Amendments to Note Agreement.
     Section 2.1. Paragraph 4 of the Note Agreement shall be and is hereby amended in its entirety to read as follows:
     “4. PREPAYMENTS.
     4A. Required Repayments.
     (i) Subject to earlier prepayment pursuant to paragraph 4B, the entire unpaid principal balance of the 2009 Notes shall be due and payable on December 28, 2009; provided, however, that at any time on or after August 1, 2009, the holders of more than 50% in principal amount of 2009 Notes (exclusive of any such Notes held by the Company or any Affiliate of the Company), by written notice (a “Put Notice”) to the Company, may elect to require that the Company repay the entire principal amount of all 2009 Notes held by all holders of 2009 Notes on a date (the

“Put Prepayment Date”) that is three (3) Business Days after the date such Put Notice is delivered to the Company. Upon delivery of such Put Notice to the Company, the principal amount of the 2009 Notes held by each holder of the 2009 Notes, together with interest thereon to the Put Prepayment Date (at par, without any Yield-Maintenance Amount or Modified Yield-Maintenance Amount,) shall become due and payable on such Put Prepayment Date.
     (ii) Subject to earlier prepayment pursuant to paragraph 4B and 4D,As provided therein, the entire unpaid principal balance of the 2010 Notes shall be due and payable on December 15, 2010.
4B. Optional Prepayment With Yield-Maintenance Amount. The Notes of each Series shall be subject to prepayment, in whole at any time or from time to time in part (in amounts of at least $1,000,000 and integral multiples of $100,000), at the option of the Company, at 100% of the principal amount so prepaid plus interest thereon to the prepayment date and the Yield-Maintenance Amount (provided that if such prepayment is a prepayment of the entire principal amount of all the Notes then outstanding that occurs within 30 days of the refinancing of the Bank Loan Agreement then Modified Yield-Maintenance Amount (and not the Yield-Maintenance Amount) shall be due in connection with such prepayment), if any, with respect to each such Note. Any partial prepayment of any Series of Notes pursuant to this paragraph 4B shall be applied in satisfaction of required payments of principal (including the principal amount due at the maturity thereof) in inverse order of their scheduled due dates.
4C. Notice of Optional Prepayment. The Company shall give the holder of each Note to be prepaid pursuant to paragraph 4B irrevocable written notice of such prepayment not less than 10 Business Days prior to the prepayment date, specifying such prepayment date, specifying the aggregate principal amount of the Notes of the same Series as such Note to be prepaid on such date, identifying each Note held by such holder, and the principal amount of each such Note, to be prepaid on such date and stating that such prepayment is to be made pursuant to paragraph 4B. Notice of prepayment having been given as aforesaid, the principal amount of the Notes specified in such notice, together with interest thereon to the prepayment date and together with the Yield-Maintenance Amount, if any, herein provided, shall become due and payable on such prepayment date. The Company shall, on or before the day on which it gives written notice of any prepayment pursuant to paragraph 4B, give telephonic notice of the principal amount of the Notes to be prepaid and the prepayment date to each Significant Holder which shall have designated a recipient for such notices in the Purchaser Schedule attached hereto or by notice in writing to the Company.
4D. Prepayments in Connection with Specified Event Proceeds. The Company shall, within three (3) Business Days of the Company’s receipt of any Specified Event Proceeds (and in any event on the date of the repayment or prepayment of any Indebtedness under and as defined in the Bank Loan Agreement with any Specified Event Proceeds), prepay the 2010 Notes in a principal amount equal to the Pro Rata Percentage of such Specified Event Proceeds, together with interest accrued on such principal amount to the date of such prepayment, plus the Modified Yield Maintenance Amount determined for the prepayment date with respect to such principal amount. On the Business Day prior to such prepayment, the Company shall deliver to each holder of Notes to be prepaid a certificate of a Senior Financial Officer specifying the calculation of such Modified Yield Maintenance Amount as of the specified prepayment date, showing the computation by the Company in reasonable detail. Any partial prepayment of any Series of Notes pursuant to this paragraph 4D shall be applied in satisfaction of required payments of principal (including the principal amount due at the maturity thereof) in inverse order of their scheduled due dates.
4E. Application of Prepayments. In the case of each prepayment of less than the entire unpaid principal amount of all outstanding Notes of any Series pursuant to paragraphs 4B and 4D, the amount to be prepaid shall be applied pro rata to all outstanding Notes of such Series (including, for the purpose of this paragraph 4E only, all Notes prepaid or otherwise retired or purchased or otherwise acquired by the Company or any of its Subsidiaries or Affiliates other than by prepayment pursuant to paragraph 4B or 4D) according to the respective unpaid principal amounts thereof.
4F. Retirement of Notes. The Company shall not, and shall not permit any of its Subsidiaries or Affiliates to, prepay or otherwise retire in whole or in part prior to their stated final maturity (other than by prepayment pursuant to paragraph 4A, 4B or 4D or upon acceleration of such final maturity pursuant to paragraph 7A), or purchase or otherwise acquire, directly or indirectly, Notes held by any holder unless the Company or such Subsidiary or Affiliate shall have offered to prepay or otherwise retire or purchase or otherwise acquire, as the case may be, the same proportion of the aggregate principal amount of Notes held by each other holder of Notes at the time outstanding upon the same terms and conditions. Any Notes so prepaid or otherwise retired or purchased or otherwise acquired by the Company or any of its Subsidiaries or Affiliates shall not be deemed to be outstanding for any purpose under this Agreement, except as expressly provided in this paragraph 4.
     Section 2.2. Paragraph 5E of the Note Agreement shall be and is hereby amended in its entirety to read as follows:
     “5E Line of Business. The Company shall, and shall cause each of the Restricted Subsidiaries to, remain primarily in the business conducted by the Company and the Restricted Subsidiaries on the date hereof; provided, however, that neither this Section 5E nor any other provision hereof shall preclude NCB, FSB from converting its charter from a federal thrift to a national bank.”
     Section 2.3. Clause (ix) of Paragraph 5H of the Note Agreement shall be and is hereby amended in its entirety to read as follows:
     Loan Portfolio Reports —
(A) within thirty (30) days of the end of the month, one (1) copy of

(1) a monthly Loan Portfolio Report of the Company setting forth, with respect to loans held in its portfolio, classifications relating to delinquency, non-performance, risk rating, loss allowances and other related matters as of the end of the last month of the fiscal quarters covered by such financial statements, to be prepared on substantially the same basis and to contain substantially the same information as the Loan Portfolio Report, dated December 31, 2005, in respect of the month of December, 2005, a copy of which was delivered to you prior to the date hereof,
(2) a monthly loan run-off report, which shall detail, in form and substance reasonably satisfactory to the Noteholders, the amounts received during such month from loan maturities, amortizations and prepayments, and
(3) a monthly loan and commitment report, which shall detail, in form and substance reasonably satisfactory to the Noteholders, (i) the loans and commitments of the Company that are refinanced, extended or renewed, in each case as permitted by paragraph 6S, (ii) the loans and commitments of the Company that are terminated or that have matured without being refinanced, extended or renewed and (iii) the loans and commitments of the Company that are repaid in full and recommitted or refinanced by the Thrift; and
(B) together with each quarterly financial statement required to be delivered pursuant to clause (a) of this paragraph 5H, one (1) copy of a quarterly Report on Allowances for Loan Losses and Reserves of the Company, to be prepared on substantially the same basis and to contain substantially the same information as the Report on Allowances for Loan Losses and Reserves, dated December 31, 2005, a copy of which was delivered to you prior to the date hereof;
provided that such monthly and quarterly reports need not, unless you or any other holder of Notes shall reasonably request and permitted by any applicable law, rule, regulation or judicial or regulatory process, disclose the names of the obligors on such loans.”
     Section 2.4. Paragraph 5H of the Note Agreement shall be and is hereby further amended by (i) deleting the “and” at the end of clause (ix) thereof and (ii) renumbering clause (x) as clause “(xii)” and by adding the following new clauses “(x)” and “(xi)” in their appropriate numerical order:
     “(x) Office of Thrift Supervision Reports. — at the same time as it delivers the financial statements required under the provisions of paragraph 5H(i) and 5H(ii), duly executed copies of all quarterly financial reports required to be filed with the Office of Thrift Supervision or any other applicable Governmental Authority regulating the Thrift, including, without limitation, the Thrift’s then-current Thrift Financial Report, Form 1313 or, if the Thrift Conversion has occurred, the Thrift’s then-current Call Report; and

     (xi) Program Reports — promptly after delivery thereof, all reports, certificates and other information required to be delivered pursuant to the FDIC Guarantee Program or the Capital Purchase Program and, promptly upon receipt thereof, any notice from the U.S. Treasury or its permitted transferee under the Capital Purchase Program that such Person intends to exercise any rights with respect to any Capital Stock granted to such Person pursuant to the Capital Purchase Program.
     Section 2.5. Paragraph 5M of the Note Agreement shall be and is hereby amended in its entirety to read as follows:
     “5M. Paid-in-Capital. The Company will at all times limit its ‘Paid-in-Capital’ (as determined in accordance with GAAP) in NCBFC (and by NCBFC in the Thrift) in an aggregate amount not to exceed thirty-five percent (35%) of Consolidated Adjusted Net Worth at the time of such investment provided that Investments by NCBFC in the Thrift in the amount of the net proceeds received by NCBFC from the issuance of Capital Stock pursuant to the Capital Purchase Program, shall not count against the Investments permitted under this paragraph 5M.
     Section 2.6. Paragraph 5N of the Note Agreement shall be and is hereby amended in its entirety to read as follows:
     “5N. Subsidiary Investments. The Company will at all times limit its Investments in Subsidiaries (other than as set forth in paragraph 5M above and excluding SPVs and secured loans to NCB Capital) to an aggregate amount with respect to all such Subsidiaries of not greater than 20% of Consolidated Adjusted Net Worth determined as of the end of the fiscal year of the Company ending on, or most recently ended prior to, such time; provided that Investments by NCBFC in the Thrift in the amount of the net proceeds received by NCBFC from the issuance of Capital Stock pursuant to the Capital Purchase Program, shall not count against the Investments permitted under this paragraph.”
     Section 2.7. Paragraph 5 of the of the Note Agreement shall be and is hereby further amended by adding new paragraphs 5O, 5P, 5Q and 5R in their appropriate alphabetical order to read as follows:
     “5O. Compliance with FDIC Guarantee Program and Capital Purchase Program. To the extent they are participants in the FDIC Guarantee Program and/or the Capital Purchase Program, the Company shall, and shall cause each of its Subsidiaries to, comply with all terms and provisions of the FDIC Guarantee Program and the Capital Purchase Program, including, without limitation, any guidance issued by any applicable Governmental Authority regarding the use of funds or proceeds received as a result of such Person’s participation in such programs.
     5P. Capitalization The Company shall cause (i) the Thrift to be “well capitalized” (as such term is defined in 12 C.F.R. 565.4(b)(1) or any successor regulation thereto) at all times until the Thrift Conversion has occurred and the Thrift to be “well capitalized” under 12 C.F.R. 6.4(b)(1) or any successor regulation thereto at all times subsequent to the occurrence of the Thrift Conversion and (ii) each other Financial Institution Subsidiary to be “well capitalized” for all applicable state and federal regulatory purposes at all times. If at any time any Governmental Authority changes the definition of “well capitalized” either by amending such ratios or otherwise, such amended definition, and any such amended or new ratios, shall automatically be incorporated by reference into this Agreement as the standard for any Financial Institution Subsidiary on and as of the date that any such amendment becomes effective by applicable statute, regulation, order or otherwise.
     5Q. Minimum Liquidity Amount. Commencing August 1, 2009 through and until all amounts owing under the 2009 Notes have been paid in full, the Company shall at all times maintain a minimum Liquidity Amount of at least $75,000,000.
     5R. Outstandings. Commencing March 31, 2009 and at all times thereafter, the Company shall maintain outstanding Revolving Loans (under and as defined in the Bank Loan Agreement as in effect on the Sixth Amendment Effective Date) of at least $50,000,000 (reduced to $45,000,000 commencing September 30, 2010); provided, however, that the amount of such minimum outstanding balance under the Bank Loan Agreement shall (i) be automatically reduced by the amount that such amount of minimum required outstanding Revolving Loans exceeds the amount then outstanding on the 2010 Notes and (ii) be reduced to the extent the outstanding Revolving Loans are reduced below such principal amount due to any prepayments of the Revolving Loans in connection with the receipt by the Company of Specified Event Proceeds).”
     Section 2.8. Paragraph 6A of the Note Agreement shall be and is hereby amended by deleting the “and” at the end of subclause (i); by replacing the period at the end of Paragraph 6A with a semicolon; and by adding the following as a new subclause (iii) after the final paragraph in Paragraph 6A:
     “and (iii) the issuance by any Restricted Subsidiary of any securities to the United States Treasury under the Capital Purchase Program.”
     Section 2.9. Clause (i) of paragraph 6C of the Note Agreement shall be and is hereby amended by (a) deleting “and” immediately after clause (h)(3); (b) deleting “.” at the end of clause (i) and inserting “;” in lieu thereof; and (c) adding new clauses (j) and (k) in their appropriate alphabetical order to read as follows:
     “(j) create, incur or suffer to exist Liens on assets of the Thrift that are granted in connection with the Debt permitted by paragraph 6D(ix); and
     (k) create, incur or suffer to exist Liens on the assets of the Company or NCBFC that are granted in connection with the Security Documents.”

     Section 2.10. Paragraph 6D of the Note Agreement shall be and is hereby amended by (a) deleting the “and” at the end clause (vi); (b) deleting the “.” at the end of clause (vii) and substituting “;” in lieu thereof; and (c) adding the following in substitution thereof:
     “(viii) Unsecured Debt of the Company and/or the Thrift in an aggregate amount outstanding at any time not to exceed the Company’s or the Thrift’s respective debt guarantee limit pursuant to 12 C.F.R. Section 370.3(b), so long as (x) such Debt qualifies at all times as “FDIC-guaranteed debt” pursuant to 12 C.F.R. Section 370.2(i), (y) such Debt has been guaranteed by the FDIC pursuant to the FDIC Guarantee Program, and (z) the FDIC has not terminated the Company’s or the Thrift’s participation in the FDIC Guarantee Program under 12 C.F.R. Section 370.3(e)(3); and
     (ix) Overnight secured and unsecured borrowings by the Thrift of federal funds from any Federal Reserve Bank or any member of the Federal Reserve System, so long as such borrowings are made in the ordinary course of business in such circumstances as may be incidental or usual in carrying on the banking of the Thrift incurred in accordance with applicable laws and regulations and safe and sound practice;
provided, however, that each item of Debt set forth above shall only be permitted to the extent that, after including each such item in the calculation of the financial covenant set forth in paragraph 6E(i), the Company is in compliance with such covenant.”
     Section 2.11. Clause (i) of paragraph 6E of the Note Agreement shall be and is hereby amended in its entirety to read as follows:
     (i) The ratio of Consolidated Debt to Consolidated Adjusted Net Worth to exceed 11.0 to 1.0; provided, however, that if either NCBFC or the Thrift receives proceeds of the issuance of Capital Stock under the Capital Purchase Program, the Company shall not permit, immediately following receipt of such funds, a ratio of Consolidated Debt to Consolidated Adjusted Net Worth to exceed 9.5 to 1.0. For purposes of calculating this ratio only, “Consolidated Adjusted Net Worth” shall be reduced by the amount by which the sum of seventy five percent (75%) of (i) ninety (90) day overdue accounts, (ii) non-performing loans, (iii) real estate owned in substance foreclosure and other miscellaneous repossessions, and (iv) modified loans, exceed the reserves for credit losses established by the Company and its Subsidiaries. Further, solely for the purpose of calculating the foregoing ratio for the four (4) fiscal quarters immediately following the Sixth Amendment Effective Date, the lesser of: (a) $2,500,000 and (b) the actual transaction costs paid by the Company in connection with the closing of the Sixth Amendment and the closing of any corresponding amendment to the Bank Loan Agreement, shall be excluded from such calculation.
     Section 2.12. Paragraph 6G of the Note Agreement shall be and is hereby amended in its entirety to read as follows:
     “6G. Guarantees. The Company shall not, and shall not permit any Subsidiary to, become or be liable in respect of any Guarantee other than (i) a Restricted

Guarantee, (ii) guarantees by the Company or NCBFC of the obligations of the Thrift to the extent, and only to the extent, required by any applicable Governmental Authority (A) in order to consummate the Thrift Conversion or (B) in connection with sales of loans from the Company to the Thrift as permitted by paragraph 6K, (iii) the Guaranty Agreement and (iv) a guaranty agreement by NCBFC in favor of the Bank Lender Agent dated on or about the Sixth Amendment Effective Date.”
     Section 2.13. Paragraph 6H of the Note Agreement shall be and is hereby amended in its entirety to read as follows:
     6H. Consolidated Earnings Available for Fixed Charges. The Company shall not permit Consolidated Earnings Available for Fixed Charges for any period of four (4) consecutive fiscal quarters of the Company to be less than one hundred percent (100%) of Consolidated Fixed Charges for such period; provided, however, that, solely for the test periods ending March 31, 2009, June 30, 2009 and September 30, 2009, the Company shall only be required to maintain Consolidated Earnings Available for Fixed Charges of not less than eighty-five percent (85%) of Consolidated Fixed Charges for such periods. Solely for the purpose of calculating the foregoing ratio for the four (4) fiscal quarters immediately following the Sixth Amendment Effective Date, the lesser of: (a) $2,500,000 and (b) the actual transaction costs paid by the Company in connection with the closing of the Sixth Amendment and the closing of any corresponding amendment to the Bank Loan Agreement, shall be excluded from such calculation.”
     Section 2.14. Clause (i)(a) of paragraph 6I of the Note Agreement shall be and is hereby amended by adding a new clause (3) thereto to read as follows:
     “(3) dividends and distributions to (A) the Company and (B) the U.S. Department of Treasury, or its permitted transferees, pursuant to, and in the minimum amounts required by, the Capital Purchase Program;”
     Section 2.15. Paragraph 6K of the Note Agreement shall be and is hereby amended in its entirety to read as follows:
     “6K. Transactions with Affiliates. Except as expressly permitted by this Agreement the Company shall not, and shall not permit any Subsidiary to directly or indirectly:
     (i) make any Investment in an Affiliate; or (ii) consolidate with or purchase or acquire assets from an Affiliate; or enter into any other transaction directly or indirectly with or for the benefit of any Affiliate (including, without limitation, guarantees and assumptions of obligations of an Affiliate); provided, however, that (A) any Affiliate who is an individual may serve as an employee or director of the Borrower and receive reasonable compensation for his services in such capacity, (B) the Borrower may enter into any transaction with an Affiliate providing for the leasing of Property, the rendering or receipt of services or the purchase or sale of assets in the ordinary course of business if the monetary or business consideration arising therefrom would be substantially as advantageous to the Borrower as the monetary or business consideration which would obtain in a comparable arm’s length transaction with a Person not an Affiliate, and (C) that the Company may sell or assign to the Thrift loans or commitments made by the Company so long as (1) such sales or assignments have been approved by all applicable Governmental Authorities and the Company and the Thrift have received all necessary and/or desirable exemptions from applicable laws or regulations (including, without limitation, exemptions from Regulation W of the Board of Governors of the Federal Reserve System and Sections 23A and 23B of the Federal Reserve Act) and (2) the Net Cash Sale Proceeds received by the Company in connection with such sales or assignments are paid to the Noteholders in accordance with paragraph 4D of the Note Agreement.”
     Section 2.16. Clause (i) of Paragraph 6P of the Note Agreement shall be and is hereby amended by deleting the word “and” immediately before subclause (i)(v) and by adding the following as a new sublcause (i)(vi):
     “and (vi) the Company may make any required prepayment of the Class A Notes as may be required pursuant to Section 4(b) of the Financing Agreement as a result of any Restricted Subsidiary’s participation in the Capital Purchase Program.”
     Section 2.17. Clause (ii) of paragraph 6P of the Note Agreement shall be and is hereby amended in its entirety to read as follows:
     “(ii) No Amendments. The Company shall not amend, modify, terminate, or waive any of its rights under the Financing Agreement or any of the Class A Notes (or any other agreement or similar instrument under or pursuant to which such Class A Notes have been issued) without the prior written consent of the Required Holders, except that the Company may seek and obtain amendments to or waivers of the provisions of the Class A Notes that would otherwise require a mandatory prepayment of the Class A Notes as a result of the receipt by NCBFC or the Thrift, as applicable, of proceeds from the issuance of Capital Stock pursuant to the Capital Purchase Program.”
     Section 2.18. Paragraph 6 of the Note Agreement shall be and is hereby further amended by adding paragraphs Q, R, S, T and U thereto to read as follows:
     “6Q. Asset Quality. The Company shall not at any time permit the ratio of Nonperforming Assets of the Company and its Subsidiaries to Total Loans (excluding letters of credit) to exceed 0.03:1.00.
     6R. Return on Average Assets. The Company shall not permit the Thrift to have at each Quarterly Fiscal Date a Return on Average Assets for such Quarterly Fiscal Date less than the following percentages: (a) 0.00% at each Quarterly Fiscal Date through and including March 31, 2010; (b) 0.25% at June 30, 2010; and (c) 0.50% for each Quarterly Fiscal Date thereafter.

     6S. New and Existing Loans and Commitments. Following the Sixth Amendment Effective Date, the Company shall not (x) originate, make or extend any new loans or new commitments to make loans, (y) issue new letters of credit or enter into any new risk participation agreements with respect to any letters of credit, or (z) increase, refinance, extend the maturity of, or renew any loans or commitments to make loans; provided, however, the Company may increase, refinance, extend the maturity of, or renew a loan or commitment so long as: (a) the principal amount of such loan or commitment, when aggregated with all other then-outstanding loans and commitments, the increase, refinance, extension or renewal of which was effected under and permitted by this paragraph, does not exceed $54,000,000; and (b) such increase, refinance, extension or renewal is entered into by the Company and its borrower under such loan or commitment prior to December 31, 2009. The Company may renew or extend existing letters of credit and risk participation agreements with respect to letters of credit issued by unaffiliated Persons and such renewals and extensions will not be deemed to be refinances, extensions of renewals of a loan or commitment; provided, however, that if the Company is required to fund a draw under any such letter of credit or to fund its participation in any such risk participation agreement, then the amount of such funding shall be deemed to be a renewal or a loan or commitment, subject to the limitation set forth in clause (a) of the proviso set forth in the immediately preceding sentence.
     6T. FDIC Guarantee Program Participation. So long as the Company or the Thrift has any Debt outstanding under paragraph 6D(viii) the Company will not, and will not permit the Thrift to, opt out of the FDIC Guarantee Program.
     6U. Restrictions on Amendments of Documents. The Company shall not, and shall not permit any Restricted Subsidiary to:
     (i) modify, amend, supplement or terminate, or agree to modify, amend, supplement or terminate its charter, by-laws or other organizational documents in any respect that could have a Material Adverse Effect; provided, however, that modifications or amendments to the charter, bylaws or other organizational documents of NCBFC solely to permit participation in the Capital Purchase Program and that are otherwise acceptable to the Noteholders shall be permitted.
     (ii) modify, amend, supplement or terminate, or agree to modify, amend, supplement or terminate the charter or other organizational documents of the Thrift in any respect that would change the legal authority for or the limitations on activities or investments by the Thrift except to the extent required by any applicable law, rule, regulation or judicial or regulatory process; provided, however, that modifications or amendments to the Thrift’s organizational documents solely to permit the Thrift Conversion and/or participation in the Capital Purchase Program and that are otherwise acceptable to the Noteholders shall be permitted.”
     6V. Cash and Cash Equivalent Requirement. The Company shall not during any period below permit the aggregate amount of cash and Cash Equivalents (valued at the fair market value thereof) held by the Company to be less than the amount set forth opposite such period below:

Cash and Cash
Equivalent
Period	Requirement
December 31, 2009 through and including March 30, 2010	$20,000,000
March 31, 2010 through and including June 29, 2010	$40,000,000
June 30, 2010 through and including September 29, 2010	$60,000,000
September 30, 2010 through and including November 29, 2010	$80,000,000
November 30 and at all times thereafter	$100,000,000
provided, however, that that amount of cash and Cash Equivalents required by this paragraph 6V shall not at any time be required to exceed the sum of (i) the amount then due under the 2010 Notes plus (ii) the then outstanding balance under the Bank Loan Agreement (iii) plus $5,000,000; provided, further, that for purposes of the determination of Cash Equivalents, the aggregate amount of Investments of the type described in clause (q) of the definition of Restricted Investments shall not comprise more than 20% of the aggregate cash and Cash Equivalent requirement at any time.
     Section 2.19. Clause (iii) of paragraph 7A of the Note Agreement shall be and is hereby amended and restated to read as follows:
     “(iii) Particular Defaults — the Company or any Subsidiary fails to perform or observe any covenant contained in paragraphs 5D and 5F and paragraph 6A through paragraph 6V (other than paragraph 6J and paragraph 6K) of this Agreement, inclusive; or the Company shall terminate or modify any provision of the Financing Agreement (other than amendments or modifications expressly permitted by paragraph 6P(ii)) or shall fail to perform or observe any covenant contained in the Financing Agreement;
     Section 2.20. Paragraph 7A of the Note Agreement shall be and is hereby further amended by adding new clauses (xii) and (xiii) thereto to read as follows:
     “(xii) Invalidity of Transaction Documents. Any provision of any Transaction Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or the Company or NCBFC or any other Person contests in any manner the validity or enforceability of any provision of any Transaction Document; or the Company or NCBFC denies that it has any or further liability or obligation under any Transaction Document, or purports to revoke, terminate or rescind any provision of any Transaction Document.

     (xii) Failure of Security. Following the execution and delivery of the Security Documents by the Company and NCBFC and the filing of any related UCC-1 financing statements, the Collateral Agent shall cease to have a valid and perfected first priority security interest in any of the Collateral.”
     Section 2.21. Paragraph 10A of the Note Agreement shall be and is hereby deleted and amended and restated in its entirety to read as follows:
     ‘Called Principal’ shall mean, with respect to any Note, the principal of such Note that is to be prepaid pursuant to paragraph 4B, paragraph 4D or is declared to be immediately due and payable pursuant to paragraph 7, as the context requires.
     ‘Discounted Value’ shall mean, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on such Note is payable) equal to the Reinvestment Yield with respect to such Called Principal.
     ‘Modified Discounted Value’ shall mean, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on such Note is payable) equal to the Modified Reinvestment Yield with respect to such Called Principal.
     ‘Modified Reinvestment Yield’ shall mean, with respect to the Called Principal of any Note, 0.50% (50 basis points) plus the yield to maturity implied by (i) the yields reported, as of 10:00 A.M. (New York City local time) on the Business Day next preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page 678” on the Bridge/Telerate Service (or such other display as may replace page 678 on the Telerate Service) for actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or if such yields shall not be reported as of such time or the yields reported as of such time shall not be ascertainable, (ii) the Treasury Constant Maturity Series yields reported, for the latest day for which such yields shall have been so reported as of the Business Day next preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. Such implied yield shall be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between yields reported for various maturities. The Reinvestment Yield will be rounded to that number of decimal places as appears in the coupon for the Notes.
     ‘Modified Remaining Scheduled Payments’ shall mean, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due on or after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date; provided that interest on the Called Principal of such Note shall be calculated assuming that interest accrued thereon at the rate per annum equal to (i) in the case of a 2009, 5.60% and (ii) in the case of a 2010 Note, 5.62%.
     ‘Modified Yield-Maintenance Amount’ shall mean, with respect to any Note, an amount equal to the excess, if any, of the Modified Discounted Value of the Called Principal of such Note over the sum of (i) such Called Principal plus (ii) interest accrued thereon as of (including interest due on) the Settlement Date with respect to such Called Principal. The Modified Yield-Maintenance Amount shall in no event be less than zero.
     ‘Reinvestment Yield’ shall mean, with respect to the Called Principal of any Note, the yield to maturity implied by (i) the yields reported, as of 10:00 A.M. (New York City local time) on the Business Day next preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page 678” on the Bridge/Telerate Service (or such other display as may replace page 678 on the Telerate Service) for actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or if such yields shall not be reported as of such time or the yields reported as of such time shall not be ascertainable, (ii) the Treasury Constant Maturity Series yields reported, for the latest day for which such yields shall have been so reported as of the Business Day next preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. Such implied yield shall be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between yields reported for various maturities. The Reinvestment Yield will be rounded to that number of decimal places as appears in the coupon for the Notes.
     ‘Remaining Average Life’ shall mean, with respect to the Called Principal of any Note, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) each Remaining Scheduled Payment of such Called Principal (but not of interest thereon) by (b) the number of years (calculated to the nearest one-twelfth year) which will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.
     ‘Remaining Scheduled Payments’ shall mean, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due on or after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date.
     ‘Settlement Date’ shall mean, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to paragraph 4B or 4D or is declared to be immediately due and payable pursuant to paragraph 7A, as the context requires.

     ‘Yield-Maintenance Amount’ shall mean, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Called Principal of such Note over the sum of (i) such Called Principal plus (ii) interest accrued thereon as of (including interest due on) the Settlement Date with respect to such Called Principal. The Yield-Maintenance Amount shall in no event be less than zero.”
     Section 2.21. Paragraph 10B of the Note Agreement shall be and is hereby amended by inserting the following new defined terms in proper alphabetical order:
     “2009 Notes” shall mean the Company’s 8.5% Senior Notes due 2009 issued in the original principal amount of $55,000,000.”
     “2010 Notes” shall mean the Company’s 8.5% Senior Notes due 2010, issued in the in the original principal amount of $50,000,000.”
     “‘Asset Sale’ shall mean any one or series of related transactions in which the Company or its Subsidiaries conveys, transfers, assigns, sells, leases, licenses or otherwise disposes of, directly or indirectly, any of its properties, businesses or assets (including, without limitation, the sale or issuance of Capital Stock of any Subsidiary) whether owned on the Sixth Amendment Effective Date or thereafter acquired.”
     “‘Bank Lender Agent’ shall mean SunTrust Bank (together with its successors and assigns) as administrative agent under the Bank Loan Agreement.”
     “‘Bank Lenders’ shall mean the lenders from time to time party to the Bank Loan Agreement.”
     “‘Call Report’ shall mean, with respect to each Financial Institution Subsidiary, the “Consolidated Reports of Condition and Income” (FFIEC Form 031 or 041 or any successor form of the Federal Financial Institutions Examination Council).”
     “‘Cash Equivalents’ means as to the Company Investments of the types decribed in clauses (d) through (o) of the definition of the term “Restricted Investments” plus Investments in the form of any certificated interest only receivables described in clause (q) of such definition.”
     “‘Capital Purchase Program’ shall mean the U.S. Department of Treasury’s capital purchase program established pursuant to the Emergency Economic Stabilization Act of 2008.”
     “‘Capital Stock’ shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interest in a Person (other than a corporation) and any and all warrants, rights or options to purchase or acquire any of the foregoing.”
     “‘Collateral’ shall mean any and all personal property of the Company, whether now owned or hereafter acquired, and all of the Capital Stock of the Thrift now owned or hereafter acquired by NCBFC, in each case upon which a lien is purported to be created by any Security Document.”
     “‘Collateral Agent shall mean SunTrust Bank (together with successors or assigns) in its capacity as collateral agent for the Noteholders and the Bank Lenders under the Security Documents.”
     “‘Debt Issuance’ means any sale or issuance of Debt by the Company or its Subsidiaries other than Debt permitted pursuant to paragraph 6D hereof.”
     “‘Equity Issuance” shall mean the sale or issuance by the Company or its Subsidiaries of any Capital Stock, other than any sale or issuance solely to the Company or any of its Subsidiaries.”
     “‘FDIC’ shall mean the Federal Deposit Insurance Corporation.”
     “‘FDIC Guarantee Program’ shall mean the FDIC’s temporary liquidity guarantee program established pursuant to 12 C.F.R. Part 370.”
     “‘Sixth Amendment’ shall mean that certain Sixth Amendment and Limited Waiver to the Note Purchase and Uncommitted Master Shelf Agreement and Amendment to Notes dated as of March 31, 2009 by and among the Company and the Noteholders party thereto.”
     “‘Sixth Amendment Effective Date’ shall mean the date that the Sixth Amendment becomes effective in accordance with the terms thereof.”
     “‘Financial Institution Subsidiary’ shall mean each of (a) the Thrift, and (b) each other Subsidiary hereafter formed or acquired that is a regulated financial institution.”
     “‘Governmental Authority’ shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of government.”
     “‘Guaranty Agreement’ shall mean the Guaranty Agreement entered into by NCBFC in favor of the Noteholders pursuant to the terms of the Sixth Amendment, which agreement guarantees the Obligations.”
     “‘Intercreditor and Collateral Agency Agreement’ shall mean the Intercreditor and Collateral Agency Agreement entered into by the Noteholders, the Bank Lender Agent (on behalf of the Bank Lenders) and the Collateral Agent, pursuant to the terms of the Sixth Amendment, which agreement sets forth the terms of the relative rights of the parties thereto.”
     “‘Investment’ shall mean in any Person by the Company or a Subsidiary:

     (a) the amount paid or committed to be paid, or the value of Property or services contributed or committed to be contributed, by the Company for or in connection with the acquisition by the Company of any stock, bonds, notes, debentures, partnership or other ownership interests or other securities of such Person; and
     (b) the amount of any advance, loan or extension of credit to, or guaranty or other similar obligation with respect to any Debt of, such Person by the Company and (without duplication) any amount committed to be advanced, loaned, or extended to, or the payment of which is committed to be assured by a guaranty or similar obligation for the benefit of, such Person by the Company.”
     “‘Liquidity Amount means, at any time, an amount equal to the sum of (i) cash, plus (ii) Cash Equivalents, plus (iii) the amount available for borrowing under the Bank Loan Agreement, in each case determined at such time.”
     “‘Material Adverse Effect’ shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, a material adverse change in, or a material adverse effect on, (i) the business, results of operations, financial condition, assets, or liabilities of the Company and its Subsidiaries taken as a whole, (ii) the ability of the Company to perform any of its obligations under the Transaction Documents, (iii) the rights and remedies of the Noteholders under any of the Transaction Documents or (iv) the legality, validity or enforceability of any of the Transaction Documents.”
     “‘NCBFC’ shall mean NCB Financial Corporation, a Delaware chartered savings and loan holding company.”
     “‘Net Cash Debt Issuance Proceeds” shall mean, with respect to any Debt Issuance, the excess of the gross cash proceeds received by such Person for such Debt Issuance after deduction of all reasonable transaction expenses (including, without limitation, reasonable legal and accounting fees, underwriting discounts and commissions) actually incurred in connection with such Debt Issuance.”
     “‘Net Cash Equity Issuance Proceeds” shall mean, with respect to any Equity Issuance, the excess of the gross cash proceeds received by such Person for such Equity Issuance after deduction of all reasonable transaction expenses (including, without limitation, reasonable legal and accounting fees, underwriting discounts and commissions) actually incurred in connection with such Debt Issuance.”
     “‘Net Cash Sale Proceeds” shall mean the net cash proceeds received by a Person in respect of any Asset Sale, less all out-of-pocket fees, commissions and other expenses actually incurred in connection with such Asset Sale, including the amount of any transfer or documentary taxes required to be paid by such Person in connection with such Asset Sale.”

     “‘Nonperforming Assets” shall mean the sum of (a) Nonperforming Loans, (b) nonaccrual investment securities, (c) real estate acquired in satisfaction of debts previously contracted and (d) other real estate owned, in each case, as determined and disclosed in same manner as the reports provided pursuant to Section 5.3 of the Bank Loan Agreement.”
     “‘Nonperforming Loans” shall mean the sum of (a) nonaccrual loans and lease financing receivables, (b) loans and lease financing receivables that are contractually past due ninety (90) days or more as to interest or principal and are still accruing interest and (c) loans for which the terms have been modified due to a deterioration in the financial position of the borrower, in each case, as determined and disclosed in the same manner as the reports provided pursuant to clause (ix) of paragraph 5H.”
     “‘Obligations’ shall mean all amounts owing by the Company or NCBFC to the Noteholders pursuant to or in connection with this Agreement or any other Transaction Document or otherwise with respect to any Notes, including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Company or NCBFC, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), Yield-Maintenance Amount, Modified Yield-Maintenance Amount, all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all reasonable fees and expenses of the Noteholders’ special counsel actually incurred pursuant to this Agreement or any other Transaction Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder.”
     “‘OCC’ shall mean the Office of the Comptroller of the Currency.”
     “‘Pledge Agreement’ shall mean the Pledge Agreement entered into by NCBFC in favor of the Noteholders pursuant to the terms of the Sixth Amendment, which agreement secures the Obligations.”
     “‘Pro Rata Percentage’ means, in respect of any Specified Event Proceeds, the amount expressed as a percentage equal to (a) the aggregate principal amount of Notes outstanding (other than any 2010 Notes held by the Company or any Affiliate of the Company) plus any applicable Yield-maintenance Amount or Modified Yield-Maintenance Amount divided by (b) the sum of (i) such principal amount of Notes then outstanding (including any applicable Yield-Maintenance Amount or Modified Yield-Maintenance Amount) plus (ii) the sum of (A) the aggregate outstanding principal amount of all Bank Lenders’ Revolving Loans and (B) the aggregate amount of L/C Exposures, in each case, as of the date such Specified Event Proceeds are received by the Company. Any amount allocated to the L/C Exposure shall be held by the Collateral Agent (or the Bank Lender Agent if the Collateral Agent is not then in place) in a cash collateral account for the benefit of the Bank Lenders and the holders of the Notes. Amounts held in the cash collateral account may be used to pay any L/C Disbursement but solely to the amount which would have been paid if the amount of such L/C Disbursement was outstanding on the date the applicable Specified Event Proceeds was received by the Company. In the event that any amount of L/C Exposure is terminated or cancelled an amount held in the cash collateral account shall be paid to the holders of the Notes and the Bank Lenders assuming that such amount of L/C Exposure cancelled or terminated was not included in the calculation of Pro Rata Percentage on the such Specified Event Proceeds were received by the Company. For purposes of this definition, capitalized terms not otherwise defined herein shall have the meanings ascribed to them as set forth in the Bank Loan Agreement as in effect as of the Sixth Amendment Effective Date.”
     “‘Quarterly Fiscal Dates’ shall mean the last day of the Company’s fiscal quarters.”
     “‘Return on Average Assets’ shall mean, with respect to the Thrift for any Quarterly Fiscal Date, a percentage determined by dividing (a) the sum of Thrift Net Income for such Quarterly Fiscal Date and the three preceding Quarterly Fiscal Dates by (b) the average of the “total assets” of the Thrift (as stated in TFR Report Schedule SO, Line SI870 or, if the Thrift Conversion has occurred, the Thrift’s Call Report.) for such four Quarterly Fiscal Dates.”
     “‘Security Agreement’ shall mean the Security Agreement entered into by the Company in favor of the Noteholders pursuant to the terms of the Sixth Amendment, which agreement secures the Obligations.”
     “‘Security Documents’ shall mean the Security Agreement and the Pledge Agreement.”
     “‘Specified Event Proceeds’ means, (a) the Net Cash Sale Proceeds from Asset Sales (other than Net Cash Sale Proceeds from (i) Asset Securitizations, (ii) sales of loans (other than to the Thrift) in the ordinary course of business consistent with past practice, (iii) the sale or other disposition for fair market value of obsolete or worn out equipment or other assets not necessary for operations disposed of in the ordinary course of business and (iv) Asset Sales up to an aggregate amount not to exceed $500,000); (b) the Net Cash Equity Issuance Proceeds of the Company or any Subsidiary (other than Net Cash Equity Issuance Proceeds (i) that are subject to mandatory repayment pursuant to any requirements governing the Class A Notes or (ii) that NCBFC or the Thrift, as applicable, receives pursuant to its participation in the Capital Purchase Program); (c) the Net Cash Debt Issuance Proceeds of the Company or any Subsidiary (other than Net Cash Debt Issuance Proceeds that are subject to mandatory repayment pursuant to any requirements governing the Class A Notes); or (d) the cash proceeds in excess of $10,000,000 in the aggregate in any fiscal year received from Casualty Events by the Company or any of its Subsidiaries which have not been reinvested by the Company or such Subsidiary, as applicable, within 365 days of receipt of such proceeds in the repair or replacement of the property so damaged, destroyed or taken (unless an Event of Default has occurred and is continuing, all such proceeds shall, unless the Required Holders consent otherwise, be Specified Event Proceeds). For purposes of this definition, capitalized terms not otherwise defined herein shall have the meanings ascribed to them as set forth in the Bank Loan Agreement as in effect as of the Sixth Amendment Effective Date.”
     “‘Tangible Assets’ shall mean, for the Thrift as of any date, tangible assets as defined under the applicable reporting regulations promulgated by the Office of Thrift Supervision or if the Thrift Conversion has occurred, as defined under the applicable capital requirements promulgated by any applicable Governmental Authority.”

     “‘Tangible Equity’ shall mean, for the Thrift as of any date, tangible equity as defined under the applicable reporting regulations promulgated by the Office of Thrift Supervision or, if the Thrift Conversion has occurred, as defined under the applicable capital requirements promulgated by any applicable Governmental Authority.”
     “‘Thrift’ shall mean NCB, FSB, a federally chartered savings bank located in Hillsboro, Ohio (and shall include the successor entity into which the Thrift has been converted as permitted by this Agreement).”
     “‘Thrift Conversion’ shall mean the conversion of the Thrift from a federally chartered savings bank to a national bank which is consummated in accordance with all applicable laws and regulations.”
     “‘Thrift Net Income’ shall mean, for any period, the amount stated as “net income” of the Thrift in TFR Report Schedule SO, Line SO91 or, if the Thrift Conversion has occurred, the Thrift’s Call Report, for such period.”
     “‘Total Loans” shall mean, with respect to the Company, the line item “Loans and lease financing” set forth on the consolidated balance sheet of the Company.”
     “‘Transaction Documents’ shall mean this Agreement, the Notes, the Guaranty Agreement, the Intercreditor Agreement, the Security Documents and all other documents executed and delivered in connection herewith or therewith, including all amendments, modifications and supplements of or to all such documents.”
     Section 2.22. Paragraph 10B of the Note Agreement shall be and is hereby further amended by deleting the defined terms “Asset Securitization”, clause (h) of “Consolidated Adjusted Net Income”, and “Consolidated Fixed Charges” set forth therein in their entirety and substituting in lieu thereof the following:
     “‘Asset Securitization’ shall mean, with respect to any Person, a transaction involving the sale or transfer of receivables by such Person (the “Originator”) to (a) a special purpose corporation or grantor trust or similar entity (an “SPV”) established solely for the purpose of purchasing such receivables from the Company or any Subsidiary, (b) the Federal National Mortgage Association or (c) the Federal Home Loan Mortgage Corporation, in each case for cash in an amount equal to the Fair Market Value thereof; provided, however, that the Company or any Subsidiary may (A) establish and maintain a reserve account containing cash or Securities as a credit enhancement in respect of any such sale, or (B) purchase or retain a subordinated interest in such receivables being sold.”
     “‘Consolidated Adjusted Net Income’ . . . (h) any portion of the net earnings of any Subsidiary which for any reason is unavailable for payment of dividends to the Company or any other Subsidiary; provided, however, that the net earnings of the Thrift may be included in Consolidated Adjusted Net Income if the sole reason that such earnings would otherwise have been excluded is based upon restrictions imposed upon the Thrift by virtue of its participation in the Capital Purchase Program,”

     “‘Consolidated Fixed Charges’ for any fiscal period of the Company means, on a consolidated basis for the Company and its Subsidiaries, the sum of:
     (a) all interest and all amortization of Debt (other than (i) amortization of required periodic payments under the Class A Notes and mandatory prepayments under the Class A Notes arising due to either NCBFC’s or the Thrift’s participation in the Capital Purchase Program and (ii) mandatory prepayments of the Notes and the Indebtedness under the Bank Loan Agreement (as in effect on the date hereof), amortized discount and expense on all Debt for borrowed money of the Company and its Subsidiaries, plus
     (b) all Rentals payable during such period by the Company and its Subsidiaries.”
     Section 2.23. Paragraph 10 of the Note Agreement shall be and is hereby further amended by adding the following sentence at the end thereof:
     “For purposes of determining compliance with the financial covenants contained in this Agreement, any election by the Company to measure an item of Debt of the Company and its Subsidiaries using fair value (as permitted by Statement of Financial Accounting Standards No. 159 or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.”
Section 3. Limited Waiver.
     At the request of the Company, but subject to the satisfaction of the conditions precedent set forth in Section 4 below, the Noteholders hereby waive any Events of Default arising solely as the result of the Specified Default. The Company acknowledges and agrees that the limited waiver contained in the foregoing sentence shall not be deemed to be or constitute a consent to any future action or inaction on the part of the Company, shall not waive or amend (or be deemed to be or constitute a waiver of or amendment to) any other covenant, term or provision in the Note Agreement or any of the other Transaction Documents, and shall not hinder, restrict or otherwise modify the rights and remedies of the Noteholders following the occurrence of any other Default or Event of Default under the Note Agreement or any other Transaction Document.
Section 4. Conditions to Effectiveness of This Sixth Amendment.
This Sixth Amendment (and the amendments and limited waiver contained herein) shall become effective as of the date (the “Sixth Amendment Effective Date”) when each and every one of the following conditions shall have been satisfied:
     (a) executed counterparts of this Sixth Amendment, duly executed by the Company and the Required Holders, shall have been delivered to the Noteholders;
     (b) the representations and warranties of the Company set forth in Section 7 hereof are true and correct on and with respect to the date hereof;

     (c) each Noteholder shall have received an amendment fee in an amount equal to 50 basis points of the outstanding principal amount of the Notes held by it (to be paid in the same manner and to the same account as amounts payable in respect of the Notes);
     (d) the Noteholders shall have received evidence of the effectiveness (including fully executed copies) of an amendment and waiver duly executed by the Majority Banks (as defined in the Bank Loan Agreement as in effect on the Sixth Amendment Effective Date) pursuant to which the parties thereto amend the applicable terms and provisions of the Bank Loan Agreement consistent with the amendments herein to the extent applicable to the Bank Loan Agreement and waive any default and/or event of default arising under the Bank Loan Agreement; and
     (e) the Noteholders shall have received such additional documents or certificates with respect to legal matters or corporate or other proceedings related to the transactions contemplated hereby as may be reasonably requested by the Noteholders.
Section 5. Guaranty and Security Documents.
     Section 5.1. As soon as practicable, but no later than 30 days after the date this Sixth Amendment becomes effective, the Company shall deliver, or shall cause to be delivered, to the Noteholders and the Collateral Agent the following, each in form and substance satisfactory to the Collateral Agent:
     (a) An intercreditor and collateral agency agreement (the “Intercreditor Agreement”) entered into by and among the Noteholders, the Bank Lender Agent, any Affiliate of a Bank that has entered into or may enter into a swap contract with the Company or any of its Subsidiaries and (collectively, the “Secured Parties”), pursuant to which the relative rights of the Secured Parties are defined and providing for the sharing of the proceeds of the collateral encumbered by the Security Documents;
     (b) A security agreement (the “Security Agreement”) executed by the Company pursuant to which the Company pledges and grants a lien in all of its personal property to the Collateral Agent on behalf of itself and the Secured Parties to secure the Obligations and the amounts outstanding under the Bank Loan Agreement;
     (c) A guaranty agreement (the “Guaranty Agreement”) executed by NCB Financial Corporation (“NCBFC”) in favor of the Noteholders pursuant to which NCBFC guarantees all of the Obligations;
     (d) A pledge agreement (the “Pledge Agreement”, together with the Guaranty Agreement and the Security Agreement, the “Security Documents”) executed by NCBFC pursuant to which NCBFC pledges to the Collateral Agent for the benefit of the Secured Parties a lien in all of the Capital Stock of the Thrift to secure the Obligations and the amounts outstanding under the Bank Loan Agreement;

     (e) Certified copies of (x) all corporate action taken by the Company and NCBFC respectively to authorize the execution, delivery and performance of each of the Security Documents to which each is a party and (y) all consents, approvals, authorizations, registrations, or filings required to be made or obtained by the Company and/or NCBFC in connection with the Security Documents (and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired);
     (f) The certified charter and by-laws of NCBFC, certified by its Secretary or assistant Secretary;
     (g) An incumbency certificate with respect to NCBFC;
     (h) A certificate of good standing or certificate of similar meaning with respect to NCBFC issued as of a recent date by the Secretary of State of the State of Delaware and certificates of qualification to transact business or other comparable certificates issued by each Secretary of State (and any state department of taxation, as applicable) of each state in which NCBFC (A) has a place of business or (B) is otherwise required to be so qualified and in the case of this clause (B), where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect;
     (i) Current UCC searches with respect to the Company and NCBFC, in form and substance satisfactory to the Collateral Agent, conducted in the jurisdiction of formation of such Person (or other appropriate jurisdiction as may be required under the Uniform Commercial Code), in each case indicating that there are no UCC financing statements of record on any of the assets of the Company or NCBFC other than Liens permitted under paragraph 6C of the Note Agreement or which were or are to be terminated on or prior to the Sixth Amendment Effective Date;
     (j) Evidence that each document (including, without limitation, any UCC financing statement or account control agreements) required by the Security Documents or under any applicable law or reasonably deemed necessary or appropriate by the Collateral Agent to be filed, registered or recorded in order to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a perfected first-priority lien on the collateral described therein, shall have been filed, registered or recorded;
     (k) All certificates representing Capital Stock of the Thrift that have been pledged by NCBFC under to the Pledge Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer or agent of NCBFC;
     (l) Favorable opinions of counsel to the Company and NCBFC covering such matters as the Collateral Agent and the Noteholders may request; and
     (m) Such other documents, agreements, instruments, certificates or other confirmations as the Collateral Agent and the Noteholders may request.

The Company acknowledges and agrees that failure to comply with the terms of this Section 5 within 30 days following the Sixth Amendment Effective Date shall result in an immediate Event of Default under the Note Agreement. Further, the Company hereby authorizes the Collateral Agent to pre-file a UCC-1 financing statement naming the Company as debtor and the Collateral Agent as secured party and listing as collateral “all assets” of the Company.
Section 6. Authorization to Enter Into Security Documents.
     Each of the Noteholders party hereto authorizes the Collateral Agent, on behalf of the Noteholders, to enter into the Security Documents and the Intercreditor Agreement, and each of the Noteholders acknowledges and agrees that the Intercreditor Agreement will define the relative rights of the Bank Lenders, on the one hand, and the Noteholders, on the other hand, to share in the proceeds of the collateral encumbered by the Security Documents.
Section 7. Representations and Warranties of the Company.
     Section 7.1. To induce the Noteholders to execute and deliver this Sixth Amendment (which representations shall survive the execution and delivery of this Sixth Amendment), the Company represents and warrants to the Noteholders that:
     (a) the Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and the Company has the corporate power and authority to execute and deliver this Sixth Amendment and to perform the provisions hereof and the provisions of the Note Agreement, as amended by this Sixth Amendment;
     (b) this Sixth Amendment has been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);
     (c) the Note Agreement, as amended by this Sixth Amendment, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);
     (d) the execution, delivery and performance by the Company of this Sixth Amendment, and compliance by the Company with the terms and provisions of the Note Agreement, as amended by this Sixth Amendment: (i) will not contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or Governmental Authority, (ii) will not conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Company or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other agreement, contract or instrument, to which the Company or any of its Subsidiaries is a party or by which it or any of its property or assets is bound or to which it may be subject or (iii) will not violate any provision of the charter documents of the Company;
     (e) no consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution or delivery by the Company of this Sixth Amendment or performance by the Company of the Note Agreement, as amended by this Sixth Amendment;
     (f) no Default or Event of Default shall exist immediately after giving effect to this Sixth Amendment;
     (g) all the representations and warranties contained in Paragraph 8 of the Note Agreement are true and correct in all material respects with the same force and effect as if made by the Company on and as of the date hereof (except to the extent that such representations and warranties relate expressly to an earlier date, in which case such representations and warranties were true and correct as of such earlier date);
     (h) no Financial Institution Subsidiary has violated any applicable regulatory restrictions on dividends, and no Governmental Authority has taken any action against any Financial Institution Subsidiary to restrict the payment of dividends by such Financial Institution Subsidiary, it being acknowledged by the parties that restrictions on the payment of dividends imposed solely pursuant to the Capital Purchase Program shall not be deemed to be a violation of this representation; and
     (i) neither the Company nor any Subsidiary is under investigation by, or is operating under any restrictions (excluding any restrictions on the payment of dividends referenced in subsection (h) above) imposed by or agreed to with, any Governmental Authority, other than routine examinations by such Governmental Authorities.
Section 8 Miscellaneous.
     Section 8.1. No Further Amendments; Ratification of Liability. Except as expressly amended hereby, the Note Agreement and each of the other Transaction Documents shall remain in full force and effect in accordance with their respective terms. The Company hereby ratifies, confirms and reaffirms its liabilities, its payment and performance obligations (contingent or otherwise) and its agreements under the Note Agreement and the other Transaction Documents, all as amended by this Sixth Amendment. The Banks’ agreement to the terms of this Sixth Amendment or any other amendment of the Note Agreement or any other Loan Document shall not be deemed to establish or create a custom or course of dealing among the Company or the Banks, or any of them. This Sixth Amendment shall be deemed to be a “Loan Document” for all purposes under the Note Agreement.

     Section 8.2. No Waiver; References to the Note Agreement. Except as expressly provided herein, nothing contained herein shall be deemed to constitute a waiver of compliance with any term or condition contained in the Note Agreement or any of the other Transaction Documents. The Noteholders expressly reserve all rights, privileges and remedies under the Transaction Documents. Each reference to the Note Agreement in any of the Transaction Documents (including the Note Agreement) shall be deemed to be a reference to the Note Agreement, as amended by this Sixth Amendment.
     Section 8.3. Benefits. This Sixth Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Sixth Amendment is solely for the benefit of the Company and the Noteholders and no term or provision hereof shall be deemed to confer any benefit or rights on any other Person.
     Section 8.4. Expenses. The Company agrees to reimburse the Noteholders on demand for all reasonable costs and expenses (including, without limitation, attorneys’ fees) incurred by such parties in negotiating, documenting and consummating this Sixth Amendment, the Security Documents, the other documents referred to herein, and the transactions contemplated hereby and thereby.
     Section 8.5. Severability. In case any provision of or obligation under this Sixth Amendment shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
     Section 8.6. Headings. Headings and captions used in this Sixth Amendment are included for convenience of reference only and shall not be given any substantive effect.
     Section 8.7. GOVERNING LAW. THIS SIXTH AMENDMENT SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401, BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.
     Section 8.8. WAIVER OF JURY TRIAL. THE COMPANY AND THE NOTEHOLDERS HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SIXTH AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
     Section 8.9. Counterparts; Integration. This Sixth Amendment may be executed and delivered via electronic transmission (facsimile, e-mail, etc.) with the same force and effect as if an original were executed and may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures hereto were upon the same instrument. This Sixth Amendment constitutes the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

[Signature Pages Follows]

NATIONAL CONSUMER COOPERATIVE BANK

By:

Name:
Title:

Accepted and Agreed to:
2009 NOTEHOLDERS

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:

Name:
Title:	Vice President

PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY

By:	Prudential Investment Management, Inc., as investment manager

By:

Name:
	Title:	Vice President

FARMERS NEW WORLD LIFE INSURANCE COMPANY

By:	Prudential Private Placement Investors, L.P. (as Investment Advisor)

	By:	Prudential Private Placement Investors, Inc. (as its General Partner)

By:

Name:
		Title:	Vice President

GIBRALTAR LIFE INSURANCE CO., LTD.

By:	Prudential Private Placement Investors, L.P. (as Investment Advisor)

	By:	Prudential Private Placement Investors, Inc. (as its General Partner)

By:

Name:
		Title:	Vice President

2010 NOTEHOLDERS

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:

Name:
Title:	Vice President

PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY

By:	Prudential Investment Management, Inc., as investment manager

By:

Name:
	Title:	Vice President

PHYSICIANS MUTUAL INSURANCE COMPANY

By:	Prudential Private Placement Investors, L.P. (as Investment Advisor)

	By:	Prudential Private Placement Investors, Inc. (as its General Partner)

By:

Name:
		Title:	Vice President

MTL INSURANCE COMPANY

By:	Prudential Private Placement Investors, L.P. (as Investment Advisor)

	By:	Prudential Private Placement Investors, Inc. (as its General Partner)

By:

Name:
		Title:	Vice President

TIME INSURANCE COMPANY

By:	Prudential Private Placement Investors, L.P. (as Investment Advisor)

	By:	Prudential Private Placement Investors, Inc. (as its General Partner)

By:

Name:
		Title:	Vice President

AMERICAN BANKERS INSURANCE COMPANY OF FLORIDA, INC.

By:	Prudential Private Placement Investors, L.P. (as Investment Advisor)

	By:	Prudential Private Placement Investors, Inc. (as its General Partner)

By:

Name:
		Title:	Vice President

Exhibit [A-1]
NATIONAL CONSUMER COOPERATIVE BANK
SHELF NOTE

No. R-6
ORIGINAL PRINCIPAL AMOUNT:	$[ ]
ORIGINAL ISSUE DATE:	December 28, 2006
INTEREST RATE:	Applicable Rate (as defined herein below)
INTEREST PAYMENT DATES:	June 28 and December 28, commencing 6/28/07
FINAL MATURITY DATE:	December 28, 2009
PRINCIPAL INSTALLMENT DATES AND AMOUNTS:	Payable in full on scheduled Final Maturity Date.
SECURITY NUMBER:	63556*BV7
     FOR VALUE RECEIVED, NATIONAL CONSUMER COOPERATIVE BANK (the “Company”), a corporation organized and existing under the laws of the United States, hereby promises to pay to [                                        ], or registered assigns, the principal sum of [                                         ] DOLLARS on December 28, 2009 specified above, with interest (computed on the basis of a three hundred sixty (360) day year of twelve (12) thirty (30) day months) (a) on the unpaid balance thereof at the Interest Rate per annum specified above, payable on each Interest Payment Date specified above and on the Final Maturity Date specified above, commencing with the Interest Payment Date next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest, and any overdue payment of any Yield-Maintenance Amount (as defined in the Agreement referred to below), payable on each Interest Payment Date as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the greater of (i) three percent (3%) in excess of the interest rate in effect pursuant to the preceding clause (a) or (ii) the rate of interest publicly announced by Bank of New York from time to time in New York City as its Prime or Base Rate.
     For purposes of this Note,
     “Applicable Rate” means, at any time (a) at all time prior to but excluding March 31, 2009, 5.62% per annum, (b) during the period commencing on March 31, 2009 through but excluding including May 15, 2009, 8.50% per annum and (iii) thereafter, 10.50% , provided that during any Investment Rated Period the Applicable Rate shall be 8.5% per annum.
     “Investment Rated Period” means, at any time on or after May 15, 2009, the period commencing on the date that the Company shall have delivered to the holder hereof evidence that any of Fitch Ratings, Inc. (“Fitch”), Standard & Poors Corporation (“S&P”) or Moodys Investor Service (“Moodys”) has rated the senior secured debt of the Company (including the 2009 Notes and 2010 Notes, if outstanding(as such terms are defined in the Agreement referred to below) of, in the case of Fitch, BBB- or higher, in the case of S&P, BBB- or higher, and in the case of Moodys, Baa3 or higher, and such period ending on the date which such rating has expired, been withdrawn or otherwise been terminated.
     Payments of principal of, and interest on, and any Yield-Maintenance Amount payable with respect to, this Note are to be made at the main office of Bank of New York in New York City or at such other place as the holder hereof shall designate to the Company in writing, in lawful money of the United States of America.
     This Note is one of a series of Notes (herein called the “Notes”) issued pursuant to a Note Purchase and Uncommitted Master Shelf Agreement (as amended and as the same may from time to time be amended, restated, modified or supplemented,, the “Agreement”), dated as of December 28, 2001, between the Company, The Prudential Insurance Company of America, and such other Purchasers as may become parties thereto from time to time, and is entitled to the benefits thereof. As provided in the Agreement, this Note is subject to certain required prepayments and the Company is permitted to make optional prepayments, in whole or from time to time in part on the terms specified in the Agreement.
     This Note is a registered Note and, as provided in the Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company shall not be affected by any notice to the contrary.
     In case an Event of Default, as defined in the Agreement, shall occur and be continuing, the principal of this Note may be declared or otherwise become due and payable in the manner and with the effect provided in the Agreement.
     This Note is intended to be performed in the State of New York and shall be construed and enforced in accordance with the law of such State.

NATIONAL CONSUMER COOPERATIVE BANK

By

Name:
Title:

By

Name:
Title:

Exhibit A-2
NATIONAL CONSUMER COOPERATIVE BANK
SHELF NOTE

No. R-6
ORIGINAL PRINCIPAL AMOUNT:	$[ ]
ORIGINAL ISSUE DATE:	December 28, 2005
INTEREST RATE:	Applicable Rate (as defined herein below)
INTEREST PAYMENT DATES:	June 28 and December 28, commencing 6/28/07
FINAL MATURITY DATE:	December 15, 2010
PRINCIPAL INSTALLMENT DATES AND AMOUNTS:	Payable in full on scheduled Final Maturity Date.
SECURITY NUMBER:	63556*BV7
     FOR VALUE RECEIVED, NATIONAL CONSUMER COOPERATIVE BANK (the “Company”), a corporation organized and existing under the laws of the United States, hereby promises to pay to [                                        ], or registered assigns, the principal sum of [                                         ] DOLLARS on December 15, 2010 specified above, with interest (computed on the basis of a three hundred sixty (360) day year of twelve (12) thirty (30) day months) (a) on the unpaid balance thereof at the Interest Rate per annum specified above, payable on each Interest Payment Date specified above and on the Final Maturity Date specified above, commencing with the Interest Payment Date next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest, and any overdue payment of any Yield-Maintenance Amount (as defined in the Agreement referred to below), payable on each Interest Payment Date as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the greater of (i) three percent (3%) in excess of the interest rate in effect pursuant to the preceding clause (a) or (ii) the rate of interest publicly announced by Bank of New York from time to time in New York City as its Prime or Base Rate.
     For purposes of this Note,
     “Applicable Rate” means, at any time (a) at all time prior to but excluding March 31, 2009, 5.60% per annum, (b) during the period commencing on March 31, 2009 through but excluding including May 15, 2009, 8.50% per annum and (iii) thereafter, 10.50% , provided that during any Investment Rated Period the Applicable Rate shall be 8.5% per annum.
     “Investment Rated Period” means, at any time on or after May 15, 2009, the period commencing on the date that the Company shall have delivered to the holder hereof evidence that any of Fitch Ratings, Inc. (“Fitch”), Standard & Poors Corporation (“S&P”) or Moodys Investor Service (“Moodys”) has rated the senior secured debt of the Company (including the 2009 Notes and 2010 Notes, if outstanding(as such terms are defined in the Agreement referred to below) of, in the case of Fitch, BBB- or higher, in the case of S&P, BBB- or higher, and in the case of Moodys, Baa3 or higher, and such period ending on the date which such rating has expired, been withdrawn or otherwise been terminated.
     Payments of principal of, and interest on, and any Yield-Maintenance Amount payable with respect to, this Note are to be made at the main office of Bank of New York in New York City or at such other place as the holder hereof shall designate to the Company in writing, in lawful money of the United States of America.
     This Note is one of a series of Notes (herein called the “Notes”) issued pursuant to a Note Purchase and Uncommitted Master Shelf Agreement (as amended and as the same may from time to time be amended, restated, modified or supplemented,, the “Agreement”), dated as of December 28, 2001, between the Company, The Prudential Insurance Company of America, and such other Purchasers as may become parties thereto from time to time, and is entitled to the benefits thereof. As provided in the Agreement, this Note is subject to certain required prepayments and the Company is permitted to make optional prepayments, in whole or from time to time in part on the terms specified in the Agreement.
     This Note is a registered Note and, as provided in the Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company shall not be affected by any notice to the contrary.
     In case an Event of Default, as defined in the Agreement, shall occur and be continuing, the principal of this Note may be declared or otherwise become due and payable in the manner and with the effect provided in the Agreement.
     This Note is intended to be performed in the State of New York and shall be construed and enforced in accordance with the law of such State.

NATIONAL CONSUMER COOPERATIVE BANK

By

Name:
Title:

By

Name:
Title: